Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING REDEEMABLE PREFERRED STOCK

OF

HEWLETT-PACKARD COMPANY

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The following resolutions were duly adopted by the Board of Directors (the “Board of Directors”) of Hewlett-Packard Company, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware:

WHEREAS, the Corporation has entered into an exchange agreement (the “Exchange Agreement”) with Hewlett-Packard Software, LLC (the “Affiliate”), pursuant to which the Corporation has agreed to issue to the Affiliate shares of a series of preferred stock of the Corporation having the powers, preferences and relative participating, optional or other special rights set forth herein, in exchange for the shares of common stock of the Corporation, par value $0.01 per share (the “Common Stock”), held by the Affiliate;

WHEREAS, the Corporation, Hewlett Packard Enterprise Company and the other parties thereto are expected to enter into a Separation and Distribution Agreement (the “SDA”);

WHEREAS, the Board of Directors is authorized, subject to limitations prescribed by law and the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Charter”), by resolution to provide for the issuance of shares of preferred stock of the Corporation in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof;

WHEREAS, the Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to designate a new series of preferred stock of the Corporation; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to establish and fix the terms of a series of preferred stock of the Corporation and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Article IV of the Charter (which authorizes 300,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”)) and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the designation, powers, privileges, preferences, and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of a new series of Preferred Stock; and be it further

RESOLVED, that each share of such new series of Preferred Stock shall rank equally in all respects with each other share of such series and shall be subject to the following provisions:

Section 1. Designation and Number. The Board of Directors hereby designates a series of preferred stock of the Corporation entitled the “Series A Junior Participating Redeemable Preferred Stock” (the “Series A Junior Participating Redeemable Preferred Stock”). The total number of Series A Junior Participating Redeemable Preferred Stock that may be issued pursuant to this Designation shall be 72,410,357, but such Series A Junior Participating Redeemable Preferred Stock shall only be issuable pursuant to the Exchange Agreement.

Section 2. Ranking. The Series A Junior Participating Redeemable Preferred Stock shall, with respect to the payment of distributions of the Corporation and rights upon the dissolution, liquidation or winding-up of the Corporation, subject to Section 3 of this Designation, rank: (i) junior to any other series of Preferred Stock, and (ii) pari passu with the Common Stock.

Section 3. Distributions; Liquidation Rights. The holders of Series A Junior Participating Redeemable Preferred Stock shall be entitled to receive, on a pari passu basis, any distributions payable to holders of Common Stock, except that they shall not be entitled to receive any distribution by the Corporation of common shares of Hewlett Packard Enterprise Company (“HPE”), par value $0.01 per share (“HPE Common Stock”).

Section 4. Maturity. The Series A Junior Participating Redeemable Preferred Stock shall be perpetual.

Section 5. Redemption.

(a) Optional Redemption. Prior to the Record Date for the Distribution (as such terms are defined in the SDA), the Corporation may, at its option and without further notice required, redeem at any time all (but not less than all) of the Series A Junior Participating Redeemable Preferred Stock at a redemption rate of one share of Common Stock for each share of Series A Junior Participating Redeemable Preferred Stock.

(b) Mandatory Redemption. At the Effective Time (as defined in the SDA), each share of the Series A Junior Participating Redeemable Preferred Stock shall, without any further action on the part of the Corporation or any holder thereof, be redeemed at the redemption rate set forth in Section 5(c).

(c) Redemption Rate. Upon the occurrence of a mandatory redemption set forth in Section 5(b), each share of Series A Junior Participating Redeemable Preferred Stock shall be redeemed for a number of shares of HPE Common Stock having a value (based on the average of the high and low “when issued” trading price of HPE Common Stock trading under the symbol “HPE WI” on the NYSE on the Trading Day that immediately precedes the Distribution Date (as defined in the SDA)) equal to the value of one share of Common Stock (based on the average of the high and low “regular way” trading price of Common Stock trading under the symbol “HPQ” on the NYSE on the Trading Day that immediately precedes the Distribution Date); provided that the Corporation shall deliver cash in lieu of any fractional shares of HPE Common Stock to which a holder of shares of Series A Junior Participating Redeemable Preferred Stock would otherwise be entitled after giving effect to the calculation set forth in this Section 5(c). “Trading Day” shall mean a day on which shares of common stock of each of the Corporation and HPE are traded (including on a “when issued” basis in the case of HPE) on the New York Stock Exchange (the “NYSE”).

(d) Except as provided in this Section 5, the Series A Junior Participating Redeemable Preferred Stock is not convertible into or redeemable for any other property or securities of the Corporation or HPE.

(e) Shares of Series A Junior Participating Redeemable Preferred Stock that have been issued and redeemed or reacquired in any manner shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock undesignated as to series, and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of Preferred Stock; provided that any issuance of such shares as Series A Junior Participating Redeemable Preferred Stock must be in compliance with the terms hereof.

Section 6. Voting Rights.

(a) Each share of Series A Junior Participating Redeemable Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation; provided that while these shares are held by a subsidiary of the Corporation, they will not be entitled to any voting rights except as hereinafter provided in this Section 6, as otherwise provided in the Charter or as otherwise required by law.

(b) The affirmative consent or approval of holders of any materially and disproportionately adversely affected outstanding shares of Series A Junior Participating Redeemable Preferred Stock shall be required to alter, repeal or amend any provisions of the Charter or this Certificate, whether by merger, consolidation, combination, reclassification or otherwise (an “Event”), if the alteration, repeal or amendment would materially and disproportionately adversely affect the rights, powers or preferences of the holders of shares of Series A Junior Participating Redeemable Preferred Stock; provided, however, that (i) an Event will not be deemed to materially and disproportionately adversely affect such rights, powers or preferences, in each such case where each share of Series A Junior Participating Redeemable Preferred Stock remains outstanding without a material change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences and other rights, privileges, voting powers, restrictions, limitations and terms or conditions of redemption thereof identical in all material respects to that of a share of Series A Junior Participating Redeemable Preferred Stock; (ii) the creation, or increase in the authorized number of shares, of Common Stock or Preferred Stock of any kind will not be deemed to materially and disproportionately adversely affect such rights, powers or preferences; and (iii) the Distribution will not be deemed to materially and disproportionately adversely affect such rights, powers or preferences.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its Senior Vice President, Deputy General Counsel and Assistant Secretary on October 20, 2015.

HEWLETT-PACKARD COMPANY

By:	/s/ Rishi Varma
	Name:	Rishi Varma
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary